Exhibit (a)(4)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Series A Junior Participating

Preferred Stock Purchase Rights)

of

PYR ENERGY CORPORATION

at

$1.21 NET PER SHARE IN CASH

by

SAMSON ACQUISITION CORP.

a wholly owned subsidiary of

SAMSON INVESTMENT COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 24, 2007, UNLESS THE OFFER IS EXTENDED.

March 28, 2007

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by Samson Acquisition Corp., a Maryland corporation (“Purchaser”) and a wholly owned subsidiary of Samson Investment Company, a privately owned Nevada corporation (“Parent”), to act as Information Agent in connection with Purchaser’s offer to purchase all the issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of PYR Energy Corporation, a Maryland corporation (the “Company”), and the associated Series A Junior Participating Preferred Stock purchase rights (the “Rights,” and together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of January 31, 2007, between the Company and U.S. Stock Transfer Corporation, as Rights Agent, for $1.21 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase, dated March 28, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the Shares then owned by Parent or any of its subsidiaries, shall constitute two-thirds of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options, rights and warrants and upon conversion of convertible notes), (ii) Purchaser being satisfied, in its sole discretion, that the board of directors of the Company has redeemed the Rights or that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Merger (as defined in the Offer to Purchase), (iii) Purchaser being satisfied, in its sole discretion, that nominees of Parent or other persons satisfactory to Parent and Purchaser constitute a majority of the members of the board of directors of the Company, (iv) the board of directors of the Company having irrevocably taken all action necessary to exempt the Offer and the Merger, as such may be from time to time amended, from the Maryland Business Combination Act and the Maryland Control Share Acquisition Act, (v) the Company and a majority of the holders of the Company’s 4.99% Convertible Promissory Notes due May 24, 2009 (the “Notes”) having amended the terms of the Notes to accelerate the maturity date of the Notes from May 24, 2009 to the day immediately preceding the consummation of the Merger and (vi) the Company not having entered into or effectuated any agreement or transaction (including, without limitation, the creation or issuance of any royalty, overriding royalty, production payment, net profits interest or other interests in the Company’s wells or the assignment, transfer or sale of any oil or gas property or mineral interest) with any person or entity having the effect of impairing Parent’s ability to acquire the Company or otherwise diminishing the expected economic value to Parent of the acquisition of the Company. The Offer is also subject to certain other conditions contained in the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated March 28, 2007;

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Wells Fargo Bank, N.A. (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 24, 2007, UNLESS THE OFFER IS EXTENDED.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) and (iii) any other required documents.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions or requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer (the “Information Agent”), at its address and telephone numbers as set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed material may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Free copies of the tender offer materials may also be found at the Security and Exchange Commission’s website at www.sec.gov or at Parent’s website at www.samson.com when available. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

Very truly yours,

Innisfree M&A Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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